Exhibit 99.1

GulfMark Offshore Announces

Fourth Quarter 2015 Operating Results

HOUSTON, February 29, 2016—GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three- and twelve-month periods ended December 31, 2015. Quarterly highlights include:

●	Generated Cash from Operations During the Fourth Quarter of $18.1 Million.
●	Reduced Direct Operating Expenses Before Special Items by 28% vs. Previous Quarter.
●	Forecasting an Additional Decrease in Direct Operating Expenses of Approximately 20% from the Fourth Quarter 2015 to the First Quarter 2016 Before Special Items.
●	Reduced General and Administrative Expenses Before Special Items by 7% vs. Previous Quarter.
●	Successfully Amended Revolving Credit Facilities Providing Substantial Covenant Relief through Mid-2017 and Continuing Covenant Relief Thereafter.
●	Fully Repaid Revolving Credit Facilities by Year End.
●	Current Liquidity is Approximately $200 Million.
●	Deferred Committed Capital Expenditures of Approximately $22 Million Until 2017 by Postponing the Delivery of One of Three Remaining Vessels Under Construction.
●	Continued Successful Vessel Disposition Program and Sold Last Remaining Vessel Older than 20 Years.
●	Reinvested Vessel Sale Proceeds through the Repurchase of Company Bonds.
●	Significantly Curtailing Unprofitable Brazilian Operation Subsequent to Year End.

For the fourth quarter ended December 31, 2015, revenue was $50.6 million, and net loss was $16.6 million, or $0.67 per diluted share. Included in the results are special items described below that totaled $7.1 million or $0.29 per diluted share after tax. Quarterly loss before these special items was $9.5 million or $0.38 per diluted share.

Quintin Kneen, President and CEO, commented, “Our Company continues to generate positive cash flow, sell older assets and reduce debt in a tough market. We again generated substantial cash flow during the quarter and used that cash to fully repay our revolving credit facilities. We continued to high-grade our fleet with the sale of our last vessel that was more than 20 years old, and we used the proceeds to repurchase some of our bonds at a substantial discount, which further reduced our debt. Since the beginning of the downturn, we have been proactive in reducing costs to provide us with sufficient liquidity while decreasing our overall debt. With the recent amendments to our revolving credit facilities, we project strong liquidity for the foreseeable future. We will continue to be innovative and forward-looking in our cost and liability management as we lead the Company through this downturn.

GulfMark Offshore, Inc.

Press Release

February 29, 2016

“We continue to benefit from managing our capital expenditure requirements and high-grading our fleet. We successfully deferred approximately $22 million of committed capital expenditures into early 2017. We sold three of our older vessels during the year, which decreased the average age of our fleet by about a year. We are optimistic that we can sell as many vessels in 2016 as we did in 2015 by continuing our successful vessel disposition program.

“Our franchise position in the North Sea continues to outperform in this environment. As expected, our overall utilization fell during the fourth quarter due to normal seasonality. Importantly, our marketed utilization improved to 97% from 94% in the previous quarter, and our fourth-quarter day rate increased due to occasional tightening in the spot market caused by fewer overall active vessels. In addition, we reactivated two stacked vessels subsequent to year-end, which is a sign that the market is finding a bottom and allocating existing work to higher quality tonnage and companies.

“Overall, consolidated revenue was on the high-end of our guidance, and our operating costs came in at the low-end of our guidance, which demonstrates our continuing ability to reduce operating costs. In 2015, we reduced our full-year direct operating expenses by approximately $70 million while improving safety metrics, and we should further reduce direct operating expenses by about the same amount in 2016. We continue to accomplish this while maintaining our overall commitment to our customers, safety and reliability.”

Consolidated Fourth-Quarter Results

Consolidated revenue for the fourth quarter of 2015 was $50.6 million, compared with $60.7 million in the third quarter. Consolidated revenue fell due to a 4% sequential decrease in average day rate to $14,230 from $14,810 in the previous quarter, while utilization fell 11 percentage points to 53% from 64% in the third quarter. Consolidated operating loss was $11.7 million, compared with $167.1 million in the third quarter. Excluding special items in both quarters, consolidated operating loss sequentially improved to $5.2 million from a loss of $12.8 million in the third quarter, due to lower operating expenses, general and administrative expenses and drydock expense, partially offset by lower revenue.

The fourth quarter results include four special items totaling $7.1 million net of tax ($0.29 per diluted share), of which $2.5 million ($0.10 per diluted share) was non-cash. The Company recorded net of tax workforce redundancy and exit charges of $4.2 million and a loss on the sale of assets of $1.9 million. Additionally, the Company wrote down debt issuance costs of $1.3 million net of tax associated with the revolving credit facility amendment that took place in December 2015. The fourth special item was a $0.3 million net of tax gain on extinguishment of debt as a result of repurchasing Company bonds at a discount on the open market. A summary of these special charges is provided in the tables at the end of the earnings release.

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Regional Results for the Fourth Quarter

In the North Sea region, fourth-quarter revenue was $31.7 million, compared with $33.7 million in the third quarter. The average day rate increased 2% to $16,306 from $15,985 in the third quarter, however utilization decreased to 72.1% in the fourth quarter compared to 83.5% in the third quarter due to typical calendar year seasonality. Utilization in the North Sea, exclusive of stacked vessels, was 97% during the fourth quarter. The Company has eight vessels currently stacked in the North Sea.

Fourth-quarter revenue in the Southeast Asia region was $4.0 million, compared with $7.2 million in the third quarter. The change in revenue was due to a decline in average day rate of 24% to $7,803 from $10,331 in the third quarter, combined with a 17 percentage point utilization decline due to the decreased offshore activity in the region combined with an increasing oversupply of vessels. The Company has seven vessels currently stacked in Southeast Asia.

Fourth-quarter revenue for the Americas region was $14.9 million, compared with $19.7 million in the previous quarter. The average day rate decreased 10% from the prior quarter due to the continued softening in the market. Utilization decreased 8 percentage points to 39% from 47% in the third quarter, due to a highly competitive spot market and the effect of stacking several vessels in the U.S. Gulf of Mexico. Additionally, during the quarter the Company began to wind down its operations in Brazil, mobilizing all but one vessel out of the region. The remaining vessel is currently stacked in Brazil. Utilization in the Americas, exclusive of stacked vessels, was 75% during the fourth quarter. The Company has 22 vessels currently stacked in the Americas, of which 16 are U.S. Flagged, DP2, highly sophisticated PSVs.

Consolidated Operating Expenses for the Fourth Quarter

Direct operating expenses for the fourth quarter were $32.2 million including the workforce redundancy charges. This is a decrease of $8.4 million, or 21%, from the third quarter. The decrease was due mainly to lower mariner head count and mariner wage reductions as the Company continues to stack vessels, coupled with lower repairs and maintenance, supplies and consumables and fuel expense. Excluding the workforce redundancy and exit charges, direct operating expenses were $28.7 million. General and administrative expense was $11.5 million for the fourth quarter. Excluding exit and severance costs, general and administrative expense was $10.4 million, within the Company’s guided quarterly run rate. Including the special items mentioned previously, tax benefit during the quarter was $5.3 million. The Company expects a tax rate of 35% to 40% going forward, though cash taxes should be close to zero in the near term as the Company continues to absorb net operating losses.

Guidance

Due to the fluctuations in offshore spending by our customers and limited forward visibility, the Company will no longer provide revenue guidance. GulfMark continues to execute its expense reduction initiatives, and now anticipates first-quarter direct operating expenses to be between $21 million and $24 million excluding special items. Excluding special items, the Company expects general and administrative expense to be between $9 million and $10 million in the first quarter in 2016. In addition, the Company expects to incur about $1 million in drydock expense in the first quarter.

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Liquidity and Capital Commitments

Cash provided by operating activities totaled $18.1 million in the fourth quarter. Cash on hand at December 31, 2015, was $21.9 million, and no amounts were drawn on the revolving credit facilities. Total debt at December 31, 2015, was $499.6 million, and debt net of cash was $477.7 million. Net debt was reduced by $14.8 million during the quarter. Net debt to book capital was 40% at the end of the quarter, and total liquidity (cash plus available revolvers) was approximately $190.0 million at December 31, 2015.

Net capital expenditures during the fourth quarter totaled $2.9 million, which included $3.1 million of payments on the construction of new vessels and $0.5 million for vessel enhancements and other capital expenditures, partially offset by proceeds of $0.7 million received for the sale of one vessel. As of December 31, 2015, the Company had approximately $58 million of remaining capital commitments related to the construction of three vessels. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss results of operations with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Tuesday, March 1, 2016. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 5203450. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world. For additional information regarding the offshore vessel market, our business and liquidity outlook and risk factors facing our company that could cause our actual results to differ materially from those anticipated or assumed in forward-looking statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015 and our other reports and filings with the SEC.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “expected to be,” “anticipate,” “plan,” “intend,” “foresee,” “forecast,” “continue,” “can,” “will,” “will continue,” “may,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements in this press release that contain forward-looking statements may include, but are not limited to, information concerning our possible or assumed future results of operations and statements about future operating expenses, liquidity, vessels sales, market developments, taxes, reductions in costs and expenses and funding of capital commitments. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected or anticipated outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Income Statements	Three Months Ended			Twelve Months Ended
(in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Revenue	$50,585	$60,668	$116,118	$274,806	$495,769
Direct operating expenses	32,157	40,509	57,991	169,837	236,244
Drydock expense	46	3,932	8,591	15,387	24,840
General and administrative expenses	11,480	13,315	15,815	47,280	62,728
Depreciation and amortization	16,664	18,674	18,607	72,591	75,336
Impairment charges	-	152,103	1,536	152,103	8,995
(Gain) loss on sale of assets and other	1,944	(784)	(7,162)	1,160	(14,039)
Operating Income (Loss)	(11,706)	(167,081)	20,740	(183,552)	101,665

Interest expense	(10,615)	(9,979)	(7,330)	(36,946)	(29,332)
Interest income	71	71	228	260	307
Gain on extinguishment of debt	458	-	-	458	-
Foreign currency gain (loss) and other	(118)	(267)	(649)	(1,088)	(995)
Income (loss) before income taxes	(21,910)	(177,256)	12,989	(220,868)	71,645
Income tax benefit (provision)	5,272	(7,970)	(5,713)	5,633	(9,270)
Net Income (Loss)	$(16,638)	$(185,226)	$7,276	$(215,235)	$62,375

Diluted earnings (loss) per share	$(0.67)	$(7.48)	$0.29	$(8.70)	$2.39
Weighted average diluted common shares	24,848	24,767	25,230	24,729	26,097

Other Data
Revenue by Region (000's)
North Sea	$31,647	$33,743	$52,595	$142,168	$225,253
Southeast Asia	4,021	7,185	15,088	35,524	64,753
Americas	14,917	19,740	48,435	97,114	205,763
Total	$50,585	$60,668	$116,118	$274,806	$495,769

Rates Per Day Worked
North Sea	$16,306	$15,985	$21,655	$16,991	$22,782
Southeast Asia	7,803	10,331	14,827	11,471	15,210
Americas	13,756	15,310	23,124	17,128	23,248
Total	$14,230	$14,810	$20,939	$16,053	$21,529

Overall Utilization
North Sea	72.1%	83.5%	86.4%	80.5%	89.0%
Southeast Asia	42.7%	59.4%	82.8%	64.2%	79.1%
Americas	39.2%	47.0%	78.9%	52.1%	85.0%
Total	52.7%	63.7%	82.8%	65.6%	85.5%

Average Owned Vessels
North Sea	27.5	28.1	30.6	28.4	30.4
Southeast Asia	13.0	13.0	13.6	13.0	15.2
Americas	30.0	30.0	29.0	30.0	28.7
Total	70.5	71.1	73.3	71.4	74.3

Drydock Days
North Sea	-	17	55	79	151
Southeast Asia	5	41	7	82	95
Americas	-	8	118	175	307
Total	5	66	180	336	553

Drydock Expenditures (000's)	$46	$3,932	$8,591	$15,387	$24,840

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Consolidated Balance Sheets	As of
(in thousands)	December 31, 2015	September 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$21,939	$31,172	$50,785
Trade accounts receivable, net of allowance for doubtful accounts of $1,480, $1,424, and $2,506, respectively	40,838	55,353	88,721
Other accounts receivable	7,571	7,624	9,410
Prepaid expenses and other current assets	16,649	19,459	17,825
Total current assets	86,997	113,608	166,741

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $457,670, $458,917 and $428,538, respectively	1,195,669	1,228,229	1,356,839

Construction in progress	70,817	69,596	127,722
Goodwill	-	-	25,010
Intangibles, net of accumulated amortization of $0, $0 and $18,741, respectively	-	-	15,861

Cash held in escrow	-	-	3,683
Deferred costs and other assets	16,787	18,182	20,499
Total assets	$1,370,270	$1,429,615	$1,716,355

Current liabilities:
Accounts payable	$13,170	$15,051	$22,494
Income and other taxes payable	6,485	7,482	4,578
Accrued personnel costs	12,942	13,421	20,403
Accrued interest cost	9,620	1,604	9,610
Other accrued liabilities	5,316	5,354	10,338
Total current liabilities	47,533	42,912	67,423
Long-term debt	499,607	523,638	544,732
Long-term income taxes:
Deferred tax liabilities	99,439	106,121	104,346
Other income taxes payable	21,351	20,834	24,730
Other liabilities	4,032	6,837	6,371
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000 authorized; no shares issued	-	-	-

Class A Common Stock, $0.01 par value; 60,000 shares authorized; 27,994, 27,965 and 27,361 shares issued and 25,792, 25,738 and 25,114 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	274	273	271
Additional paid-in capital	417,289	416,602	410,641
Retained earnings	444,181	460,819	659,403
Accumulated other comprehensive income (loss)	(96,234)	(79,928)	(30,665)
Treasury stock, at cost	(75,922)	(76,987)	(78,441)
Deferred compensation expense	8,720	8,494	7,544
Total stockholders' equity	698,308	729,273	968,753
Total liabilities and stockholders' equity	$1,370,270	$1,429,615	$1,716,355

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Consolidated Statements of Cash Flows	Three Months Ended			Twelve Months Ended
(in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net income (loss)	$(16,638)	$(185,226)	$7,275	$(215,235)	$62,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,664	18,674	18,607	72,591	75,336
(Gain) loss on sale of assets	1,944	(784)	(6,941)	1,160	(12,461)
Stock-based compensation	1,465	1,621	1,723	6,735	7,330
Amortization of deferred financing costs	595	594	549	2,394	1,945
Provision for doubtful accounts receivable, net of write-offs	98	(5)	1,078	(862)	3,236
Impairment charge	-	152,103	1,536	152,103	8,995
Gain on extinguishment of debt	(458)	-	-	(458)	-
Deferred income tax (benefit) provision	(6,473)	12,614	1,903	(3,784)	(66)
Foreign currency transaction (gain) loss	(317)	634	602	(160)	1,490
Change in operating assets and liabilities:
Accounts receivable	$14,036	$14,199	$12,710	$47,317	$5,700
Prepaids and other	2,888	836	2,844	214	(476)
Accounts payable	(1,604)	2,373	(4,854)	(8,602)	(3,888)
Other accrued liabilities and other	5,868	(9,684)	11,504	(10,056)	4,332
Net cash provided by operating activities	$18,068	$7,949	$48,536	$43,357	$153,848
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(3,554)	(10,570)	(15,902)	(35,428)	(158,425)
Release of deposits held in escrow	-	-	-	3,683	5,060
Proceeds from disposition of vessels and equipment	684	7,511	16,900	8,910	32,261
Net cash used in investing activities	(2,870)	(3,059)	998	(22,835)	(121,104)
Cash flows from financing activities:
Repayment of 6.375% senior notes	(542)	-	-	(542)	-
Proceeds from borrowings under revolving loan facilities	8,000	11,000	190,000	47,000	47,167
Repayment of borrowing under revolving loan facilities	(31,000)	(60,000)	(162,175)	(91,000)	-
Cash dividends	-	-	(6,145)	-	(26,152)
Stock repurchases	-	-	(49,698)	-	(57,887)
Debt issuance costs	(988)	(1,352)	(1,637)	(3,566)	(4,198)
Proceeds from issuance of stock	125	174	259	827	1,046
Net cash provided by (used in) investing activities	$(24,405)	$(50,178)	$(29,396)	$(47,281)	$(40,024)
Effect of exchange rate changes on cash	(26)	(1,930)	(2,016)	(2,087)	(2,501)
Net increase (decrease) in cash and cash equivalents	(9,233)	(47,218)	18,122	(28,846)	(9,781)
Cash and cash equivalents at beginning of period	31,172	78,390	32,663	50,785	60,566
Cash and cash equivalents at end of period	$21,939	$31,172	$50,785	$21,939	$50,785
Supplemental cash flow information:
Interest paid, net of interest capitalized	$(335)	$15,396	$(1,536)	$29,834	$27,067
Income taxes paid, net	677	437	869	2,048	4,454

GulfMark Offshore, Inc.

Press Release

February 29, 2016

Contract Cover	As of February 29, 2016		As of February 16, 2015
Region:	2016 Vessel Days	2017 Vessel Days	2015 Vessel Days	2016 Vessel Days
North Sea	41%	18%	53%	25%
Southeast Asia	23%	17%	37%	13%
Americas	2%	0%	34%	10%
Overall Fleet	21%	10%	42%	17%

Reconciliation of Non-GAAP Measures: Three Months Ended December 31, 2015
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(5.2)	$(8.5)	$4.3	$(9.5)	$(0.38)
Gain on Extinguishment of Debt	-	0.5	(0.2)	0.3	0.01
Gain (Loss) on Asset Sales	(1.9)	-	-	(1.9)	(0.08)
Loan Fee Write-Off	-	(2.1)	0.8	(1.3)	(0.05)
Workforce Redundancy and Exit Cost	(4.6)	-	0.4	(4.2)	(0.17)
U.S. GAAP	$(11.7)	$(10.2)	$5.3	$(16.6)	$(0.67)

Reconciliation of Non-GAAP Measures: Three Months Ended September 30, 2015
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(12.8)	$(8.4)	$7.6	$(13.6)	$(0.55)
Impairment Charge	(152.1)	-	49.1	(103.0)	(4.16)
Tax Repatriation Charge and Other	-	-	(66.2)	(66.2)	(2.67)
Gain of Vessel Sale	0.8	-	-	0.8	0.03
Loan Fee Write-Off	-	(1.8)	0.7	(1.1)	(0.04)
Workforce Redundancy and Exit Cost	(2.9)	-	0.8	(2.1)	(0.09)
U.S. GAAP	$(167.1)	$(10.2)	$(8.0)	$(185.2)	$(7.48)

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of November 9, 2015	28	13	30	71
Sales & Dispositions	(1)	0	0	(1)
Owned Vessels as of February 29, 2016	27	13	30	70
Managed Vessels	3	0	0	3
Total Fleet as of February 29, 2016	30	13	30	73